Exhibit 10(a)(1)


           SECOND MODIFICATION AND EXTENSION AGREEMENT
           -------------------------------------------


Date:                              Effective June 14, 1998

Bank One:                          BANK ONE, TEXAS, NATIONAL
                                   ASSOCIATION, a national banking
                                   association

Bank One's Address:                1717 Main Street, 3rd Floor
                                   Dallas, Texas  75201

Company:                           SHOWBIZ PIZZA TIME, INC., a
                                   Kansas corporation

Company's Address:                 4441 W. Airport Freeway
                                   Irving, Texas  75062


                         R E C I T A L S:

A. Bank One and Company entered into a loan evidenced, inter alia, by the following documents:

     1. Loan Agreement dated as of June 27, 1995 by and between Company and Bank One for an aggregate loan in the amount of $5,000,000.

     2. Revolving Credit Note dated June 27, 1995 in the original principal amount of $5,000,000 signed by Company and payable to Bank One.

B. Bank One and Company modified the Loan to increase its principal balance to $15,000,000, extend the maturity date to June 15, 1998 and make certain other changes in the terms and conditions of the Loan evidenced, inter alia, by the following documents:

     1. Modification and Extension Agreement dated August 1, 1996 by and between Company and Bank One for an aggregate loan in the amount of $15,000,000.

     2. Restated Revolving Credit Note dated August 1, 1996 in the original principal amount of $15,000,000 signed by Company and payable to Bank One.

C. Bank One and Company modified the Loan to allow for transfer of certain assets and make certain other changes in the terms and conditions of the Loan evidenced, inter alia, by the following documents:

     1. Supplemental Agreement ("Supplemental Agreement") dated as of September 29, 1997 by and between Company and Bank One.

     2.   Guarantee Agreement - ShowBiz Nevada, Inc. dated as of
          September 29, 1997 made by ShowBiz Nevada, Inc. in favor of Bank One.

     3. Guarantee Agreement - ShowBiz Merchandising, Inc. dated as of September 29, 1997 made by ShowBiz Merchandising,
          Inc. in favor of Bank One.

     4. Guarantee Agreement - SPT Properties Company, Inc. dated as of September 29, 1997 made by SPT Properties Company, Inc. in favor of Bank One.

     5. Guarantee Agreement - ShowBiz Cayman Islands, Inc. dated as of September 29, 1997 made by ShowBiz Cayman Islands, Inc. in favor of Bank One.

D. Bank One is the owner and holder of the Note, Loan Agreement, and other Loan Documents.

E. Company has requested that Bank One extend the Note's maturity date to June 1, 2000 and modify certain other terms of the Note or Loan Documents and Bank One is willing to do so on the terms set out in this Agreement.

IT IS AGREED:

     1. Definitions. The definition of terms used in the Loan Agreement and Supplemental Agreement shall have the same meanings in this Agreement unless otherwise defined. The term "Loan Documents" in Section 1.1 of the Loan Agreement shall be amended to include all the documents described above and described in such documents, this Agreement and the Second Restated Revolving Credit Note.

     2. Principal Balance. Bank One and Company acknowledge that as of the date hereof the outstanding principal balance of the Note is Zero Dollars ($-0-).

     3. Extension of Maturity of Note and Loan Documents. The definition of Initial Term in Section 1.1 of the Loan Agreement shall be amended as follows:

     "Initial Term" shall mean the period from the Effective Date to and including June 1, 2000.

     4. Restated Note. The Note shall be restated in a form entitled "Second Restated Revolving Credit Note" which shall state its original principal amount as being Fifteen Million and No/100 Dollars ($15,000,000.00), a copy of the form is attached as Exhibit "A". The terms "Note(s)" or "Revolving Credit Note(s)" shall include the Second Restated Revolving Credit Note for all purposes and in all Loan Documents. Bank One shall retain the written instrument evidencing the original Revolving Credit Note dated June 27, 1995 in the original principal amount of $5,000,000 and the original Restated Revolving Credit Note dated August 1, 1996 in the original principal amount of $15,000,000, both of which shall be deemed to be superseded by the written instrument evidencing the Second Restated Revolving Credit Note dated on even date with this Agreement in the original principal amount of $15,000,000. Each such note shall be marked "Superseded by the Written Instrument Evidencing the Second Restated Revolving Credit Note dated effective June 14, 1998" and copies of such notes will be delivered to Company contemporaneously with the execution of this Agreement.

     5. Applicable Margin. The definition of "Applicable Margin" in Section 1.1 of the Loan Agreement shall be amended as follows:

     "Applicable Margin" shall mean, at all times during the applicable periods or portions thereof (I) unless an Event of Default has occurred and is continuing, the following listed percentage rates per annum with respect to Prime Rate Loans and LIBO Rate Loans for the applicable ratio of (A) Consolidated Indebtedness to (B) the difference equal to EBITDA minus income and profit taxes:

     Ratio               Prime Rate Loans    LIBO Rate Loans
     -----               ----------------    ---------------

     Greater than 2.00         0.50%              2.50%
     1.50 to 1.99              0.25%              2.00%
     1.00 to 1.49              0.00%              1.50%
     0.75 to 0.99             (0.25%)             1.25%
     Less than 0.74           (0.50%)             1.00%

     and (ii) during the continuance of an Event of Default and prior to the earlier of Maturity or the expiration of the applicable Interest Period, if any, (A) 2.50% per annum with respect to Prime Rate Loans and (B) 5.00% per annum with respect to LIBO Rate Loans. The ratio of (A) Consolidated Indebtedness to (B) the difference equal to EBITDA minus income and profit taxes, shall be determined at the end of each calendar quarter for the immediately preceding four consecutive calendar quarters.

     6.   Consolidated Fixed Charge Coverage Ratio.  The
Consolidated Fixed Charge Coverage Ratio requirements in Section
7.1 of the Loan Agreement shall be amended as follows:

     SECTION 7.1. Consolidated Fixed Charge Coverage Ratio. Suffer or permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any quarterly accounting period (commencing with such accounting period ending on or about June 30, 1998) to be less than 2.00 to 1.00 for the four (4) consecutive quarterly accounting periods then ended.

     7. Minimum Net Worth. The Consolidated Net Worth requirements in Section 7.2 of the Loan Agreement shall be amended as follows:

     SECTION 7.2. Minimum Net Worth. Suffer or permit at any time on or after January 2, 1998, Consolidated Net Worth to be less than the sum of (A) $145,000,000 plus (B) 75% of Consolidated Net Income (provided however that Consolidated Net Income for any period shall never be less than zero for purposes of this calculation) plus 100% of the net cash proceeds of all sales of equity securities by Company.

     8. Maximum Indebtedness. The Consolidated Indebtedness requirements in Section 7.3 of the Loan Agreement shall be amended as follows:

     SECTION 7.3  Maximum Indebtedness.  Suffer or permit
     Consolidated Indebtedness as of the last day of any quarterly accounting period (commencing with such accounting period ending on or about June 30, 1998) to exceed 175% of EBITDA for the four (4) consecutive quarterly accounting periods then ended.

     9.   Consolidated Debt Service Ratio.  The Consolidated Debt
Service Ratio requirements in Section 7.4 of the Loan Agreement (as added by the Modification and Extension Agreement dated August 1,
1996) shall be amended as follows:

     SECTION 7.4. Consolidated Debt Service Ratio. Suffer or permit the Consolidated Debt Service Ratio as of the last day of any quarterly accounting period (commencing with such accounting period ending on or about June 30, 1998), to be less than 1.50 to 1 for the four (4) consecutive quarterly accounting periods then ended.

     10.  Amendment of Supplemental Agreement.  Section 3 of the
Supplemental Agreement shall be amended as follows:

     SECTION 3. Subsidiary Indebtedness. Except for the Subsidiary Guarantees, the Company will not permit any of the Subsidiary Guarantors to create, assume, incur, guarantee or otherwise become liabile in respect for any Indebtedness (as defined in the Note Purchase Agreements) other than Indebtedness of such Subsidiary Guarantors owing to the Company.

     11. Arbitration. Bank One and Company agree that upon the written demand of either party, made before the institution of any legal proceedings, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from the Note, any Loan Document or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. Any arbitration proceeding held pursuant to this arbitration shall be conducted in the city nearest Company's address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral, shall also be arbitrated; provided, however that no arbitrator shall have the right or the power to enjoin or restrain any act of either party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction.
Nothing in this arbitration provision shall preclude either party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

     THE AUTHORIZED REPRESENTATIVES OF COMPANY AND BANK ONE HAVE
SIGNED THEIR INITIALS BELOW TO EVIDENCE COMPANY'S AND BANK ONE'S
ACKNOWLEDGMENT OF THIS ARBITRATION CLAUSE.

     COMPANY:  ----------------    BANK ONE: -------------------

     12. Jury Waiver. COMPANY AND BANK ONE (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG COMPANY AND BANK ONE ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT OR ANY OTHER LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK ONE TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

     13. Acknowledgment of Indebtedness. Company acknowledges that as of the date of this Agreement, it is well and truly indebted to Bank One pursuant to the terms of the Note, as modified hereby. Company hereby promises to pay to Bank One the indebtedness evidenced by the Note in accordance with the terms thereof, as modified hereby, and shall observe, comply with, and perform all of the obligations, terms, and conditions under or in connection with the Note and all other Loan Documents.

     14. Ratification of Loan Documents. Except as provided herein, the terms and provisions of the Note and the other Loan Documents shall remain unchanged and shall remain in full force and effect. Any modification herein of the Note, Loan Agreement and the other Loan Documents shall in no way impair the security of the Loan Documents for the payment of the Note. The promissory notes defined herein and in all other Loan Documents as the "Note" or "Revolving Credit Note(s)" shall hereafter mean the Note as modified by this Agreement. The Loan Agreement, the Note and the other Loan Documents as modified and amended hereby are hereby ratified and confirmed in all respects.

     15. Ratification by Guarantors. Each of ShowBiz Nevada, Inc., a Nevada corporation, ShowBiz Merchandizing, Inc., a Nevada corporation, SPT Properties Company, Inc., a Nevada corporation, and ShowBiz Cayman Islands, Inc., a Cayman Islands corporation, ratifies and confirms its respective Guarantee Agreements dated as of September 29, 1997, as being binding and continuing and consent to the terms of this Agreement.

     16. No Waiver. Company acknowledges that the execution of this Agreement by Bank One is not intended nor shall it be construed as (I) an actual or implied waiver of any default under the Note or any other Loan Document or (ii) an actual or implied waiver of any condition or obligation imposed upon Company pursuant to the Note or any other Loan Document, except to the extent expressly set forth herein.

     17. Expenses. Contemporaneously with the execution and delivery hereof, Company shall pay, or cause to be paid, all reasonable costs and expenses incident to the preparation hereof and the consummation of the transactions specified herein, including without limitation fees and expenses of legal counsel to Bank One.

     18. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument; but in making proof hereof it shall only be necessary to produce one such counterpart.

     19. Benefit. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and permitted assigns.

     20. Release and Waiver of Usury Claim. Company hereby releases Bank One, its successors and assigns, from all claims, demands, liabilities and causes of action which Company may be entitled to assert (although no such claims are known to exist) against Bank One by reason of Bank One's contracting, charging or receiving for the use, forbearance or detention of money, interest on the Loan evidenced by the Note prior to the execution of this Agreement in excess of that permitted to be charged to Company under applicable law.

     21. Release and Waiver of Other Claims. In consideration of the terms, conditions and provisions of this Agreement and the other benefits received by Company hereunder, Company further hereby releases, relinquishes and forever discharges Bank One, as well as its parent and subsidiary corporations, predecessors, successors, assigns, agents, officers, directors, employees, representatives, attorneys and accountants of and from any and all claims, demands, actions, causes of action of any and every kind or character, whether known or unknown, which Company may have against Bank One and its parent and subsidiary corporations, predecessors, successors, assigns, agents, officers, directors, employees, representatives, attorneys or accountants arising out of or with respect to any and all transactions solely relating to the Note or any renewal thereof, and/or the Loan Documents, but excluding any other transactions between the parties, occurring prior to the date hereof, including any other loss, expense and/or detriment, of any kind or character, growing out of or in any way connected with or in any way resulting from the acts, actions or omissions of Bank One and its parent and subsidiary corporations, predecessors, successors, assigns, agents, officers, directors, employees, representatives, attorneys, or accountants, and including any loss, cost or damage in connection with any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violations of the racketeer influenced and corrupt organizations act, intentional or negligent infliction of mental duress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy.

     22. Construction. The parties acknowledge that the parties and their counsel have reviewed and had the opportunity to revise this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     23. Entire Agreement. THIS AGREEMENT, THE NOTE AND THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, this Agreement is executed effective as of the date first above written.

                              BANK ONE, TEXAS, National Association


                              By:        /s/ Paul C. Koch
                                        ----------------------
                              Name:          Paul C. Koch
                              Title:         Vice President


                              SHOWBIZ PIZZA TIME, INC., INC.

                              By:        /s/ Larry G. Page
                                        -----------------------
                              Name:     Larry G. Page
                              Title:    Executive Vice President,
                                        Chief Financial Officer and
                                        Treasurer


                              SHOWBIZ NEVADA, INC.


                              By:        /s/ Don McKechnie
                                        -----------------------
                                        Name:   Don McKechnie
                              Title:    Director and President



                              SHOWBIZ MERCHANDISING, INC.


                              By:        /s/ Don McKechnie
                                        -----------------------
                                        Name:  Don McKechnie
                              Title:    Director and President


                              SPT PROPERTIES COMPANY, INC.


                              By:        /s/ Don McKechnie
                                        -----------------------
                              Name:     Don McKechnie
                              Title:    Director and President


                              SHOWBIZ CAYMAN ISLANDS, INC.

                              By:        /s/ Don McKechnie
                                        ----------------------
                                        Name:  Don McKechnie
                              Title:    Director and President


STATE OF TEXAS      s
                    S
COUNTY OF DALLAS    s

     This instrument was acknowledged before me on June --------, 1998, by Paul C. Koch, Vice President of BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association, on behalf of said national association.

                              ---------------------------
                              Notary Public, State of Texas
     (SEAL)
                              ----------------------------
                              (Please Print Name of Notary)
My Commission expires:
---------------------



STATE OF TEXAS      s
                    s
COUNTY OF DALLAS    s

     This instrument was acknowledged before me on June 13, 1998, by Larry G. Page, Executive Vice President, Chief Financial Officer and Treasurer of SHOWBIZ PIZZA TIME, INC., a Kansas corporation, on behalf of said corporation.

                              -----------------------------
                              Notary Public, State of Texas
     (SEAL)
                              -----------------------------
                              (Please Print Name of Notary)
My Commission expires:

----------------------


STATE OF TEXAS      s
                    s
COUNTY OF DALLAS    s

     This instrument was acknowledged before me on June 13, 1998, by Don McKechnie, Director and President of SHOWBIZ NEVADA, INC. a Nevada corporation, on behalf of said corporation.

                              -----------------------------
                              Notary Public, State of Texas
     (SEAL)
                              -----------------------------
                              (Please Print Name of Notary)
My Commission expires:

----------------------


STATE OF TEXAS      s
                    s
COUNTY OF DALLAS    s

     This instrument was acknowledged before me on June 13, 1998, by Don McKechnie, Director and President of SPT PROPERTIES COMPANY, INC. a Nevada corporation, on behalf of said corporation.

                              -------------------------------
                              Notary Public, State of Texas


     (SEAL)
                              ________________________________
                              (Please Print Name of Notary)
My Commission expires:

_______________________



STATE OF TEXAS      s
                    s
COUNTY OF DALLAS    s

     This instrument was acknowledged before me on June 13, 1998, by Don McKechnie, Director and President of SHOWBIZ CAYMAN ISLANDS, INC. a Cayman Islands corporation, on behalf of said corporation.

                              ----------------------------------
                              Notary Public, State of Texas
     (SEAL)
                              ----------------------------------
                              (Please Print Name of Notary)

My Commission expires:

----------------------


                           EXHIBIT "A"

              SECOND RESTATED REVOLVING CREDIT NOTE


$15,000,000.00                Dallas, Texas                 June
14, 1998


     FOR VALUE RECEIVED, the undersigned, SHOWBIZ PIZZA TIME, INC., a Kansas corporation ("Company"), hereby unconditionally promises to pay to the order of BANK ONE, TEXAS, N.A. ("Bank One") at the office of Bank One or any successor, currently located at 1717 Main
Street, Dallas, Texas   75201, on June 1, 2000 (or on any annual
anniversary thereof agreed to in writing by Bank One and the Company), in lawful money of the United States of America and immediately available funds, an amount equal to the lesser of (a) FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00), or (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by Bank One to the Company pursuant to Section 2.1 of the Loan Agreement, dated as of June 27, 1995, between Bank One and the Company (as amended, modified or supplemented from time to time in accordance with its terms, the "Loan Agreement").

     The Company further promises to pay interest (computed on the basis of a 365-day year for the actual days elapsed) in like money on the unpaid principal balance of this Note from time to time outstanding at the annual rates provided in the Loan Agreement. Interest shall be payable at the times and in the manner provided in the Loan Agreement.

     All Revolving Credit Loans made by Bank One pursuant to
Section 2.1 of the Loan Agreement and all payments of the principal thereof shall be endorsed by the holder of this Note on the schedule annexed hereto (including any additional pages such holder may add to such schedule), which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that the failure of the holder of this Note to insert any date or amount or other information on such schedule shall not in any manner affect the obligation of the Company to repay any Revolving Credit Loans in accordance with the terms of the Loan Agreement.

     On and after the stated or any accelerated maturity hereof, this Note shall bear interest until paid in full (whether before or after the occurrence of any Event of Default described in Sections 9.1(g) and 9.1(h) of the Loan Agreement) at a rate of 2.5% per annum in excess of the Prime Rate, payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law. Such interest rate shall change when and as the Prime Rate changes.

     This Note is a Revolving Credit Note referred to in the Loan Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein. Reference is herein made to the Loan Agreement for the rights of the holder to accelerate the unpaid balance hereof prior to maturity.

     The Company hereby waives diligence, demand, presentment, protest and notice of any kind, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

     This Note and all of the other Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or of any of the other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of Bank One at all times to comply with the usury and other applicable laws now or hereafter governing the interest payable on the Indebtedness evidenced by this Note. If the applicable law is ever revised, repealed or interpreted so as to render usurious any amount called for under this Note or any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Indebtedness evidenced by this Note, or if Bank One's exercise of the option to accelerate the maturity of this Note, or if any prepayment by the Company results in the Company's having paid any interest in excess of that permitted by law, then it is the express intent of the Company and Bank One that all excess amounts theretofore collected by Bank One be credited on the principal balance of this Note (or, if this Note and all other Indebtedness arising under or pursuant to the other Loan Documents have been paid in full, refunded to the Company), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid, or agreed to be paid, by the Company for the use, forbearance, detention, taking, charging, receiving or reserving of the Indebtedness of the Company to Bank One under this Note or arising under of pursuant to the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the rate or amount of interest on account of such Indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such Indebtedness for so long as such Indebtedness is outstanding. To the extent federal law permits Bank One to contract for, charge, or receive a greater amount of interest, Bank One will rely upon federal law instead of Texas Finance Code, as supplemented by Texas Credit Title, for the purpose of determining the maximum rate or amount. Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Bank One may, at its option and from time to time, implement any other method of computing the maximum rate under such Texas Finance Code, as supplemented by Texas Credit Title, or under other applicable law by giving notice, if required, to the Company as provided by applicable law now or hereafter in effect. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Bank One to accelerate the maturity of any interest that has accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

     Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Loan Agreement.

     This Note may not be changed, modified, or terminated orally, but only by an agreement in writing signed by the party to be charged.

     IN THE EVENT OF ANY LITIGATION WITH RESPECT TO THIS REVOLVING
CREDIT NOTE, COMPANY WAIVES (TO THE EXTENT PERMITTED BY LAW) THE
RIGHT TO A TRIAL BY JURY, ALL RIGHTS OF SETOFF AND RIGHTS TO
INTERPOSE COUNTERCLAIMS AND CROSS-CLAIMS (UNLESS SUCH SETOFF,
COUNTERCLAIM OR CROSS-CLAIM COULD NOT, BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED
IN ANY OTHER ACTION) AND THE DEFENSES OF FORUM NON CONVENIENS AND
IMPROPER VENUE. COMPANY HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF
ANY FEDERAL COURT LOCATED IN THE DALLAS, TEXAS, IN CONNECTION WITH
ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS
REVOLVING CREDIT NOTE.  THIS NOTE SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW AND SHALL BE BINDING UPON
THE SUCCESSORS AND ASSIGNS OF COMPANY AND INURE TO THE BENEFIT OF
BANK ONE AND ITS SUCCESSORS AND ASSIGNS.

     If any term or provision of this Revolving Credit Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

     This Note is restated in accordance with the terms of that certain Second Modification and Extension Agreement dated on even date herewith by and between Company and Bank One to conform the terms of this Note to the amended definition of "Revolving Credit Commitment" contained in the Second Modification and Extension Agreement.

     IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

                              SHOWBIZ PIZZA TIME, INC.



                              By:   /s/ Larry G. Page
                                   ---------------------------
                              Name: Larry G. Page
                              Title:Executive Vice President, Chief
                                   Financial Officer and Treasurer